SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 3, 2004 (September 1, 2004)
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Date of Report (Date of earliest event reported)

PepsiCo, Inc.
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(Exact name of registrant as specified in its charter)

North Carolina
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(State or other jurisdiction of incorporation)

1-1183 (Commission File Number)	13-1584302 (IRS Employer Identification No.)

700 Anderson Hill Road, Purchase, New York 10577
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (914) 253-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
PepsiCo, Inc. and Mr. Abelardo E. Bru entered into an agreement on September 3, 2004, the material terms of which were approved by the Compensation Committee of the Board of Directors. Under the agreement Mr. Bru will serve as Vice Chairman of PepsiCo until his retirement on February 1, 2005. Under the agreement, Mr. Bru will remain available to consult with the company for three years following his retirement and, during this period, he is prohibited from disclosing the company’s confidential information, competing against the company, and soliciting the company’s employees. In addition, the agreement provides for each party’s release of the other from legal claims. Mr. Bru will be paid $160,000 per month during the consulting period and will be reimbursed for any reasonable business expenses. On his retirement date, Mr. Bru will be entitled to a pension benefit that is determined under the normal provisions of the company’s pension plan, including recognition of the consulting period for purposes of the age and service components of the benefit formula. All of Mr. Bru’s equity-based awards will be treated in accordance with their original terms, including the forfeiture of any stock options that are not scheduled to vest on his retirement date, except that Mr. Bru will be permitted to continue to vest in one grant of stock options that is scheduled to vest during the three-year consulting period.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The information in Exhibit 99.1 is incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits
99.1	Press release dated September 1, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2004		PepsiCo, Inc.
	By:	/S/ Robert E. Cox
Robert E. Cox
Vice President, Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated September 1, 2004.